EXHIBIT 99

                           UMPQUA HOLDINGS CORPORATION

      Parent Company for Umpqua Bank and Strand, Atkinson, Williams & York

FOR IMMEDIATE RELEASE
Contacts:

Lani Hayward                                  Dan Sullivan
Umpqua Holdings Corporation                   Umpqua Holdings Corporation
503-228-2117                                  503-546-2492
lanihayward@umpquabank.com                    dansullivan@umpquabank.com

Neal McLaughlin                               Ken Ray
Centennial Bancorp                            KVO Public Relations
503-973-5556                                  503-221-7415
nmclaughlin@centennialbank.com                ken_ray@kvo.com

               UMPQUA HOLDINGS AND CENTENNIAL BANCORP SHAREHOLDERS
                          OVERWHELMINGLY APPROVE MERGER

PORTLAND, Ore. - November 8, 2002 -- Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank and Strand, Atkinson, Williams & York, and Centennial Bancorp (NASDAQ: CEBC), parent company of Centennial Bank, announced today that over 98% of their respective shareholders voting at the meetings approved the acquisition by Umpqua Holdings of Centennial Bancorp and the related merger of Centennial Bank into Umpqua Bank. The parties have also received all regulatory approvals and anticipate closing the transaction on November 15, 2002.

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About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon state-chartered bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank, established in 1953 and headquartered in Roseburg, Oregon, has 45 stores in 11 Oregon counties, in addition to retail and wholesale mortgage lending offices in Coos Bay, Bend and Clackamas. It also has the largest ATM network of any Oregon-based bank, with more than 80 locations throughout the state. Umpqua Bank holds total assets of $1.59 billion and total deposits of $1.35 billion as of September 30, 2002. Umpqua Holdings also owns a retail brokerage subsidiary, Strand, Atkinson, Williams & York, which has nine locations throughout Oregon and Southwest Washington and offers brokerage services within Umpqua Bank stores.

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Umpqua Holdings Corporation is headquartered in Portland, Oregon. For more information, visit www.umpquaholdingscorp.com.

About Centennial Bancorp

Centennial Bancorp (NASDAQ: CEBC) is a bank holding company organized in 1981, whose subsidiary is Centennial Bank. Both Centennial Bancorp and Centennial Bank are headquartered in Portland, Oregon. Centennial Bank is a full-service commercial bank, focusing on small and middle-market businesses, which currently operates twenty-three banking offices. Thirteen are in the Portland metropolitan area; two in Vancouver, Washington; one in Salem; and six in Lane County. The Bank also operates four mortgage-lending offices, and seven commercial banking centers directed to the needs of middle market commercial customers. Centennial Bank is currently celebrating its twenty-fifth year of operations. As of September 30, 2002, Centennial Bancorp held total assets of $867.4 million and total deposits of $745.4 million.

Centennial Bancorp's common stock is traded on the NASDAQ National Market, and is included in the Russell 2000 Index under the symbol "CEBC." For more information, please contact Centennial Bancorp, One SW Columbia Street, Suite 900, Portland, Oregon 97258. Telephone: 503/973-5556; Fax: 503/973-5557. Web
address: www.centennialbank.com.

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This press release includes a forward-looking statement regarding the expected date of consummation of the merger. This statement is subject to risk and uncertainty. The ability of Umpqua and Centennial to fulfill their respective closing conditions of the transaction is a risk factor that could cause anticipated results or other expectations to differ materially from actual results.